Exhibit 10.37

Services Agreement on Acquiring Business and Payment Processing Business

Yahoo Japan Corporation (“Yahoo”) and PayPay Card Corporation (“PPCD”) hereby agree as follows and enter into the following agreement (the “Agreement”) regarding the services by PPCD to Yahoo of part of the services related to the acquiring business succeeded by PPCD from Yahoo (the “Acquiring Services”) under the absorption-type company split agreement dated July 27, 2022 entered into by and between Yahoo and PPCD (the “Absorption-type Company Split Agreement”), and the services by Yahoo to PPCD of the services related to the settlement processing operated by Yahoo.

Article 1 Definitions

The terms used in this Agreement shall be used in accordance with the contents of the following items, unless the context clearly requires otherwise.

(1)	“JAD” collectively means the three companies consisting of JCB Co., Ltd., American Express International, Inc., and Sumitomo Mitsui Trust Club Co., Ltd.

(2)

“Exhibitor” means those who are provided with services from Yahoo Commerce (including, but not limited to, Yahoo! Shopping, Yahoo! Auctions, and LOHACO) and engage in commercial transactions, such as the exhibitors set forth in Article 1, Item 4 of the Shopping Store Terms of Use separately set forth by Yahoo, and exhibitors set forth in Article 1, Item 4 of the Auction Store Terms of Use separately set forth by Yahoo.

(3)	“International Brand” collectively means Visa Worldwide Pte. Limited and MasterCard Asia/Pacific Pte. Ltd.

(4)

“Merchant” means a seller or a service provider that conducts source transactions subject to settlement in connection with the settlement processing handled pursuant to a contract succeeded by PPCD from Yahoo under the Absorption-type Company Split Agreement.

(5)	“Tool” means any dedicated tool used to access from the Web the software succeeded to by PPCD from Yahoo under the Absorption-type Company Split Agreement.

(6)

“Cost Price Equivalent Amount” means the difference between the amount paid by JAD in connection with the transaction and the amount of charges for a sales contract concluded by a Exhibitor on Yahoo Commerce, when a credit card bearing any of the JAD brand marks (however, excluding any credit card issued by PPCD) is used as a means of settlement for charges.

Article 2 Services of Services

1.	PPCD shall entrust Yahoo to undertake the acquiring services set out in the following items (“Services 1”), and Yahoo accepts services thereof.

(1)	Management of transferred data and documents:

Management of data and documents succeeded by PPCD from Yahoo under the Absorption-type Company Split Agreement.

(2)	Support concerning International Brands:

Investigation of the degree of impact on the acquiring business in the event of changes to the prescribed rules for International Brands that apply to PPCD, and services related to inquiries concerning International Brands, and other consulting services related thereto.

(3)	Management of PayPay Merchants:

Merchant management services performed by PPCD as a business operator that has entered into a credit card number handling agreement under the Installment Sales Act and consulting services related to compliance with applicable laws and ordinances, such as the Installment Sales Act, when conducting the acquiring business, pursuant to the General Agency Agreement (identified by agreement number YJ18-10034848, including any memorandum of understanding and special agreement associated therewith) transferred from Yahoo to PPCD under the Absorption-type Company Split.

(4)	Support for International Brands and Merchant account settlement services:

Support services for account settlement services required to be performed between International Brands and Merchants arising in connection with services conducted pursuant to the agreement succeeded by PPCD from Yahoo under the Absorption-type Company Split.

(5)	Works using Tools:

Works required to perform Acquiring Services by using Tools, such as changing settings and entering necessary information to properly maintain the software succeeded from Yahoo to PPCD under the Absorption-type Company Split.

(6)	Accounting data linkage:

Extraction of accounting data and data linkage services.

(7)	Issuer support:

Support services for inquiries from issuers of credit cards (“Issuers”) that Merchants can accept as a means of settlement based on contracts succeeded by PPCD from Yahoo pursuant to the Absorption-type Company Split.

(8)	Technical operations and design:

This means the following services:

(a)

defining requirements, consulting, development reviews, investigation, and work related to additional development and expansion of the software and related systems succeeded by PPCD from Yahoo under the Absorption-type Company Split Agreement;

(b)

implementing the upkeep and maintenance services for the software succeeded from Yahoo to PPCD (“Upkeep and Maintenance Services”) under the Absorption-type Company Split Agreement, giving business instructions and orders to employees who perform such services (means those who perform the Upkeep and Maintenance Services, regardless of whether or not there is a direct contractual relationship with PPCD, or regardless of the form of contract, and those dispatched by PPCD to Yahoo and permanently stationed at Yahoo’s place of business to perform the Upkeep and Maintenance Services, including those engaged as a subcontractor of PPCD), and other supervisory services necessary for the implementation of Upkeep and Maintenance Services;

(c)	construction and maintenance of servers related to (a) and (b);

(d)

granting access rights for dedicated Tools, other required Tools, and environments to PPCD contract employees (meaning those dispatched from PPCD to Yahoo to perform services (including contract employees permanently stationed at PPCD), regardless of the form of contract); and

(e)	support, advice, and consulting for PPCD to meet security standards, such as PCIDSS, required to carry out services.

(9)	CB and RR operations:

Services for handling chargeback claims and retrieval requests made by Issuers, management of cases using Tools, and communications with Merchants regarding chargebacks and retrieval requests.

(10)	Requests for confirmation of use and inquiry of attributes:

Services regarding requests for confirmation of card usage by cardholders and requests for attribute inquiries made to Issuers, which are conducted to detect fraud in connection with the use of credit cards accepted by Exhibitors.

(11)	Contact point services:

Contact point services required for dealings with Issuers with regard to credit card numbers in connection with performance of the acquiring business.

(12)	Others:

Management of access rights for software Tools succeeded by PPCD from Yahoo under the Absorption-type Company Split Agreement, provision of information and consulting required for PPCD to make decisions on the acquiring business, and providing contact, notification, and contact point support to trading partners designated by PPCD, and other services deemed reasonably necessary for the smooth implementation of the acquiring business succeeded by PPCD from Yahoo under the Absorption-type Company Split Agreement.

2.

Yahoo shall entrust PPCD with the services set forth in the following items (“Services 2”; and together with “Services 1,” the “Services”) and PPCD shall accept services thereof. Furthermore, even in the event the services set forth in the following items do not involve specific works and PPCD merely makes its systems available for use for the services set forth in each item of this paragraph entrusted by Yahoo, such services shall be included in the “Services 2.”

(1)	JAD settlement processing:

Settlement processing required when a credit card bearing any of the JAD brand marks (however, excluding credit cards issued by PPCD) is used as a means of settlement for charges related to sales contracts concluded by Exhibitors on Yahoo Commerce.

(2)	JAD settlement data storage:

Storage of data related to the settlement processing set forth in the preceding item.

(3)	Proxy receipt from JAD and payment

Receiving money paid by JAD to Yahoo on Yahoo’s behalf under a contract concluded between Yahoo and JAD under which credit cards bearing any of the JAD brand marks can be accepted as a means of settlement for charges related to sales contracts concluded by Exhibitors on Yahoo Commerce, and payment of such money to Yahoo. Furthermore, PPCD shall calculate the payment to be made to Yahoo at the end of each month, and transfer the payment to the bank account designated by Yahoo by the 10th day of the second month following the closing date. The bank transfer fees shall be borne by PPCD.

3.	Yahoo shall grant to PPCD the right to receive money on Yahoo’s behalf as required to receive money on Yahoo’s behalf as set forth in Item 3 of the preceding paragraph.

4.

In the event that a credit card bearing any of the brand marks of JAD (however, excluding credit cards issued by PPCD) is used as a means of settlement for charges related to sales contracts concluded by a Exhibitor on Yahoo Commerce among the services that Yahoo must conduct as a party to the contract executed between Yahoo and JAD, with respect to the functions incidental to the software succeeded by Yahoo to PPCD pursuant to the Absorption-type Company Split Agreement, such as the Tools required for Yahoo itself to conduct the services other than Services 2 (“Yahoo’s Payment Processing Services”), PPCD shall permit Yahoo to use such functions to perform Yahoo’s Payment Processing Services. Furthermore, PPCD shall not request Yahoo to pay any additional consideration for the license to use such functions set forth in this paragraph.

Article 3 Intellectual Property Rights

Intellectual property rights and other rights relationships between Yahoo and PPCD shall be as follows.

(1)

The parties confirm that the intellectual property rights (means patent rights, utility model rights, design rights, copyrights and other rights stipulated in Article 2, Paragraph 2 of the Basic Act on Intellectual Property, including rights stipulated in Articles 27 and 28 of the Copyright Act with respect to copyrights; the same shall apply hereinafter) relating to inventions, creations and other intellectual property and know-how (however, excluding the rights stipulated in Item 2) (collectively the “Inventions”) and all other rights pertaining to such Inventions arising in the course of performing the Services shall belong to Yahoo. However, Yahoo shall grant PPCD the right to use the deliverables (including reproducing, publicly transmitting, altering, modifying, translating, or preparing derivative works of the deliverables; the same shall apply hereinafter in this Article) and to license the right to use such intellectual property rights belonging to Yahoo to the extent required to license the use of the same to third parties.

(2)

Notwithstanding the provisions of the preceding item, among the deliverables, intellectual property rights relating to common modules, and routines, previously held by PPCD and used for general purposes shall be reserved to PPCD. However, PPCD shall grant Yahoo the license to use such intellectual property rights reserved to PPCD to the extent required for Yahoo to use the deliverables and to license use of the same to third parties.

(3)

Yahoo and PPCD warrant that they will not exercise any moral right of the author with respect to the deliverables to which they or any of their officers or employees hold the rights, and will not cause the author thereof to exercise any moral right of the author.

Article 4 Command and Order

1.

With respect to Services 1, Yahoo shall directly conduct all command and order of Yahoo’s employees pursuant to Yahoo’s regulations concerning instructions in connection with performance of services, labor management, and health and safety management and the like, and no command and order relationship whatsoever will arise between those employees and PPCD.

2.

With respect to Services 2, PPCD shall directly conduct all command and order of PPCD’s employees pursuant to PPCD’s regulations concerning instructions in connection with performance of services, labor management, and health and safety management and the like, and no command and order relationship whatsoever will arise between those employees and Yahoo.

3.	Yahoo and PPCD confirm that no employment relationship whatsoever will arise between PPCD and any employee of Yahoo.

Article 5 Service Fees

1.	Payment of the service fees for Services 1 shall be as follows:

(1)	PPCD shall pay to Yahoo service fees for Services 1 in accordance with the provisions of Exhibit 1.

(2)	Yahoo shall be entitled to amend the content of Exhibit 1 upon prior notice to PPCD and mutual agreement.

2.

As regards the service fees for Services 2, Yahoo shall pay to PPCD an amount obtained by multiplying by 2.35% the transaction amount of transactions using a credit card (however, excluding credit cards issued by PPCD) bearing any of the JAD brand marks as a means of settlement for charges among the sales contracts concluded by Exhibitors on Yahoo Commerce, less the Cost Price Equivalent Amount. PPCD shall be entitled to deduct an amount equivalent to the service fees at the time of payment set forth in Article 2, Paragraph 2, Item 3 as a means of collecting the service fees. Furthermore, PPCD shall separately calculate the consumption tax on service fees at the end of each month and promptly invoice Yahoo. Yahoo will pay to PPCD the relevant consumption tax by the last day of the month following the invoice date (if the applicable date is a bank holiday, the previous business day) by transfer to the bank account designated by PPCD. The bank transfer fees shall be borne by Yahoo.

3.

Either party shall be entitled to request the other party to review the amount of the service fees relating to the Services 2 set forth in the preceding paragraph, and in the event Yahoo or PPCD receive such a request, they shall respond by consulting in good faith and consider reviewing the amount.

Article 6 Force Majeure

If and to the extent that the performance of this Agreement becomes impossible, in whole or in part, due to a natural disaster, war, civil unrest, riot, blackout, telecommunications breakdown, suspension of service or emergency maintenance by a telecommunications operator, enactment, amendment or abolishment of laws and ordinances in Japan or a foreign country, an order, disposition, or guidance by a public authority, or another event not attributable to either party, neither party will be liable for the non-performance, and both parties shall be released from their obligations under this Agreement.

Article 7 Temporary Suspension of Servers or Services

1.

Either party may suspend its performance of all or part of the Services where unavoidable for a scheduled inspection or maintenance of its servers or other equipment or otherwise for reasons related to system administration, in which case that party shall notify the other party in advance.

2.

Notwithstanding the provisions of the preceding paragraph, either party may suspend its performance of all or part of the Services, without any notice to the other party, in the following cases, provided that the suspending party shall make efforts to give notice to the other where possible:

(1)	if emergency maintenance or another administrative emergency arises with respect to that party’s servers and other systems, or the place where a system is installed;

(2)	if communications demand significantly increases due to an emergency, and that party determines that it is necessary to prioritize urgent requests; or

(3)

if that party determines that suspension of the services it operates (not limited to the services provided for under this Agreement) is necessary due to operational or technical reasons other than those specified in the preceding two items.

3.

In the event that Yahoo or PPCD are unable to perform the Services in whole or in part due to any reason set forth in the items of the preceding paragraph, Yahoo and PPCD shall consult in good faith to resolve such non-performance.

Article 8 Subcontracting

1.	In the event Yahoo or PPCD subcontracts the Services to a third party, that party shall obtain the prior written approval of the other party.

2.

In the event the Services are subcontracted, in whole or in part, to a third party pursuant to the preceding paragraph, the party undertaking such subcontracting shall bear full responsibility to the other party for the implementation of the Services by such third party. Should a dispute arise in connection with the implementation of the Services by such third party, such dispute shall be settled at the subcontracting party’s own responsibility.

Article 9 No Transfer of Rights and Obligations

Neither party shall transfer to a third party or provide as security all or part of its status, rights and obligations arising under this Agreement without the prior written consent of the other party.

Article 10 Handling of Personal Information

1.

In the event PPCD is entrusted by Yahoo with the handling of personal information (including credit card numbers) in connection with the implementation of Services 2, PPCD shall comply with the Memorandum of Understanding on the Handling of Personal Information separately concluded between Yahoo and PPCD.

2.

In the event Yahoo is entrusted by PPCD with the handling of personal information (including credit card numbers) in connection with the implementation of Services 1, Yahoo shall comply with the Agreement on the Handling of Personal Information separately concluded between Yahoo and PPCD.

Article 11 Audit of the Implementation Status of the Services

1.	PPCD shall be entitled to audit Yahoo at any time to confirm the status of implementation of the Services 1, and Yahoo shall cooperate therewith.

2.	Yahoo shall be entitled to audit PPCD at any time to confirm the status of implementation of Services 2, and PPCD shall cooperate therewith.

3.

Upon receiving a request for an audit as set forth in the preceding two paragraphs, PPCD and Yahoo shall comply with the instructions of the other party to the extent reasonable and provide information as instructed.

4.

Each party shall be entitled to request the other party to improve the implementation of the Services if, as a result of the audit under Paragraph 1 and Paragraph 2, the status of implementation of the Services is in breach of this Agreement, or is deemed to be inappropriate, and the party requested to make such improvement shall promptly improve the status of implementation of the Services in line with the content of the request for improvement, and shall also explain to the other party the measures implemented for improvement.

Article 12 Confidentiality Obligations

1.

Each party shall maintain as confidential, during and after the term of this Agreement, any trade secret (as defined in Article 2, paragraph 6 of the Unfair Competition Prevention Act) of the other party obtained through this Agreement and explicitly indicated by the other party to be confidential information at the time of disclosure (“Confidential Information”), and shall not disclose, provide, or divulge Confidential Information to any third party, or use Confidential Information for any purpose other than the performance of this Agreement without the prior written consent of the other party. However, either party may disclose Confidential Information if and to the extent required pursuant to a legally enforceable request for disclosure by a public agency, provided that the other party is promptly given notice of that disclosure, unless limited by laws and ordinances or otherwise.

2.	Notwithstanding the provisions of the preceding paragraph, Confidential Information does not include:

(1)	information already held by the receiving party at the time of disclosure;

(2)	information that the receiving party develops independently without reference to Confidential Information;

(3)	information that is public knowledge at the time of disclosure; and

(4)	information that becomes public knowledge after disclosure due to a reason not attributable to the receiving party.

3.

Notwithstanding the provisions of paragraph 1, each party may disclose the Confidential Information received from the other party to its own officers and employees to the extent necessary for the performance of this Agreement, and to any attorney-at-law, certified public tax accountant or other professional with a legal duty of confidentiality.

4.

If either party discloses Confidential Information to a third party with the prior written consent of the other party or pursuant to the preceding paragraph, that party shall cause that third party to assume and comply with equivalent confidentiality obligations to those under this Agreement, and that party is fully liable to the disclosing party for that third party’s handling of the Confidential Information.

5.

Neither party shall engage in any of the following acts without providing prior written notification to, and receiving written approval from the other party with respect to Confidential Information disclosed by the other party:

(1)

to use or access any Confidential Information in a foreign country disclosed by an officer or employee, or causing a third party to use or access any disclosed Confidential Information in a foreign country (including the act itself of granting or establishing the authority for such use or access with respect to an officer, employee, or a third party); or

(2)

to save, store, transfer, transport, transmit, remove, or perform other similar acts (hereinafter referred to as “Removal”; including the act itself of granting or establishing the authority for Removal with respect to an officer, employee, or third party) with respect to disclosed Confidential Information, or cause a third party to act Removal disclosed Confidential Information, at/on or from facilities, equipment and servers in a foreign country (including the receiving party’s own facilities, equipment, and servers).

Article 13 Exclusion of Antisocial Forces

1.

Each party represents that neither it nor any of its officers, employees, advisers, and other related parties, or any person with substantive control or influence on the management thereof (collectively “Officers and Employees”) currently constitutes, and covenants that neither it nor its Officers and Employees will in the future constitute, any of the following:

(1)	organized crime group;

(2)	member of an organized crime group or a person that ceased being a member of an organized crime group within the past five years;

(3)	associate member of an organized crime group;

(4)	company or organization affiliated with an organized crime group, or a member thereof;

(5)	shareholder meeting extortionist (sokaiya);

(6)	corporate extortionist acting under the guise of social or political activity (shakaiundo hyobo goro);

(7)	group or individual with special expertise connected to organized crime (tokushu chino boryoku shudan);

(8)	any person that coexists with the above; or

(9)	any other person similar to the above.

2.	Each party covenants that neither it nor any of its Officers and Employees shall, itself or through a third party, make or commit:

(1)	violent demands;

(2)	unjust demands beyond legal liability;

(3)	threatening behavior or violence in connection with business affairs;

(4)	the act of spreading rumors, using fraudulent means or force to damage the reputation of the other party, or obstructing the other party’s business affairs; or

(5)	any other act similar to the above.

3.

Each party represents and covenants that neither it nor its Officers and Employees have engaged in any act that falls under any of the following items during the past five (5) years since the time of execution of this Agreement:

(1)	using persons set forth in each item of Paragraph 1 (collectively referred to as “Antisocial Forces”);

(2)	being involved in Antisocial Forces, such as by providing funds or benefits thereto; or

(3)	having a socially reprehensible relationship with Antisocial Forces.

4.

Either party may terminate this Agreement and any and all agreements incidental thereto (collectively, “Agreements”) without notice if it is found that the other party or the other party’s Officers and Employees have breached any of the representations and covenants in Paragraphs 1 through 3, or have made a false declaration with respect to those representations and covenants.

5.

If it is found that Yahoo or PPCD themselves, or their Officers and Employees have breached any of the representations and covenants in Paragraphs 1 through 3, or have made a false declaration with respect to those representations and covenants, the breaching party will, upon request from the other party, forfeit the benefit of time with respect to any and all obligations owed to the other party under the Agreements, and immediately repay all obligations owed to the other party in a lump sum.

6.

If any of the Agreements are terminated pursuant to Paragraph 4, the terminated party shall not make any claim against the terminating party for damages arising from the termination. In addition, in the event of any damage incurred by the terminating party due to such cancellation, the terminated party shall compensate for such damage.

Article 14 Reporting of Violations of Laws and Ordinances

If either party has found that it has violated any law or ordinance with respect to the Agreements, the violating party shall promptly report such violation to the other party.

Article 15 Term

1.

This Agreement shall become effective on October 1, 2022, subject to the Absorption-type Company Split taking effect pursuant to the Absorption-type Company Split Agreement, and shall remain in effect until March 31, 2023.

2.

Notwithstanding the preceding paragraph, unless either party gives notice before the expiration of this Agreement of its intention to terminate this Agreement upon expiration, this Agreement will automatically renew for one year upon expiration, and the same applies thereafter.

3.

If any outstanding obligations exist under this Agreement upon the termination of this Agreement, this Agreement will continue to apply with respect to those obligations until performance is completed.

Article 16 Termination for Cause; Acceleration

1.

If either party breaches all or part of its obligations under this Agreement, and fails to cure that breach or perform within a reasonable period of time specified in a demand for cure issued by the other party, the other party may immediately suspend performance of its obligations under or terminate all or part of this Agreement, without assuming any liability.

2.

Either party may immediately suspend performance of its obligations under or terminate all or part of this Agreement, without assuming any liability and without prior notice or demand for cure, if the other party:

(1)

is the subject of a petition for attachment, provisional attachment, provisional disposition, compulsory execution or auction, or a demand for payment of delinquent taxes and public dues, due to a decline in its financial or credit status;

(2)	is the subject of a disposition by a supervisory authority suspending its operations or revoking its business license or business registration;

(3)

is the subject of a petition for commencement of bankruptcy proceedings, commencement of civil rehabilitation proceedings, commencement of corporate reorganization proceedings, commencement of special liquidation, or other legal insolvency proceedings, or begins proceedings for dissolution (including dissolution under the laws and ordinances), liquidation or an out-of-court workout;

(4)	resolves to conduct a capital reduction or to abolish, suspend, or transfer all or a material part of its business;

(5)	dishonors a note or check, or otherwise becomes actually insolvent or suspends payments;

(6)	undergoes a change in major shareholder or management, due to which the terminating party considers the continuation of this Agreement to be inappropriate;

(7)	breaches any law or ordinance; or

(8)	in the event it becomes difficult to perform the Services due to changes in laws and ordinances.

3.

If either party falls under any item of the preceding paragraph, all of that party’s obligations to the other party (not limited to obligations under this Agreement) will automatically be accelerated and immediately become due and payable in cash.

4.	Termination under this Article does not preclude the terminating party from seeking damages against the other party.

Article 17 Damages

1.

The amount of any damages owed by PPCD to Yahoo under this Agreement shall not exceed the total of three months’ service fees for the Services 2, excluding the amount of any damages due to Yahoo’s intent or gross negligence.

2.

The amount of any damages owed by Yahoo to PPCD under this Agreement shall not exceed the total of three months’ service fees for the Services 1, excluding the amount of any damages due to PPCD’s intent or gross negligence.

Article 18 Survival

Article 9 (No Transfer of Rights and Obligations), Article 10 (Handling of Personal Information), Article 13 (Elimination of Antisocial Forces), Paragraph 4, Article 15 (Term), Paragraph 3, Article 16 (Termination for Cause; Acceleration), Paragraph 4, Article 17 (Damages), this Article (Survival), Article 19 (Consultation), Article 20 (Jurisdiction), and Article 21 (Governing Law) will remain effective after the termination of this Agreement. Article 12 (Confidentiality Obligations) will survive as provided for therein.

Article 19 Consultation

The parties shall consult in good faith to resolve any matter not provided for herein or doubt regarding the interpretation of this Agreement.

Article 20 Jurisdiction

Depending on the amount in dispute, the Tokyo District Court or the Tokyo Summary Court has exclusive jurisdiction as the court of first instance over litigation in connection with this Agreement.

Article 21 Governing Law

The formation, effect, performance, and interpretation of this Agreement are governed by the laws of Japan.

IN WITNESS WHEREOF, the parties shall affix their respective electronic signatures to a PDF file of this Agreement, and each party shall retain that file or a copy thereof. If executed as a paper instrument, this Agreement shall be prepared in duplicate, and each party shall affix its name and seal hereto and retain one original.

September 29, 2022

Yahoo:	1-3 Kioicho, Chiyoda-ku, Tokyo

Yahoo Japan Corporation

Takao Ozawa, Representative Director

PPCD:	1-3 Kioicho, Chiyoda-ku, Tokyo

PayPay Card Corporation

Mitsuhiro Wada, Representative Director

Exhibit 1

1.	Service fees

The amounts for the service fees for Services 1 shall be the respective amounts determined according to the period categories as set forth below.

Service fees for the period from October 1, 2022, to March 31, 2023

Monthly amount: 13,650,000 yen (excluding consumption tax)

Service fees for the period after April 1, 2023

The monthly service fees for the year will be determined after separate consultation between Yahoo and PPCD during the period from January 1 to March 31 of the same year.

2.	Due date and method of payment for service fees

The service fees for Services 1 shall be paid for the first period from October to December 2022, and the total amount for each quarter shall be paid by transfer to the bank account designated by Yahoo by the end of the first month of such quarter. The bank transfer fees shall be borne by PPCD.

3.	Invoice issuance

Yahoo shall promptly issue an invoice for the payment of the service fees for the Services 1 for the following period at the close of each quarter (however, with respect to the payment of the first service fees, an invoice shall be issued promptly after the Absorption-type Company Split Agreement becomes effective) and shall send or transmit the same to PPCD. In the event the invoice issued by Yahoo fails to reach PPCD, PPCD shall not be released from its obligation to pay the service fees for the Services 1 to Yahoo in accordance with the above provisions.